January 2026 Pricing Supplement dated January 16, 2026 Registration Statement No. 333-275898 Filed Pursuant to Rule 424(b)(2)

STRUCTURED INVESTMENTS

Dual Directional Trigger PLUS Based on the Performance of the iShares® Silver Trust due May 5, 2027

Dual Directional Trigger Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

Unlike conventional debt securities, the Dual Directional Trigger Performance Leveraged Upside SecuritiesSM (the “Trigger PLUS”) do not pay interest and do not guarantee any return of principal at maturity. At maturity, if the final underlier value is greater than the initial underlier value, investors will receive the stated principal amount of their investment plus a return reflecting the leveraged upside performance of the underlier, subject to the maximum upside payment at maturity. If the final underlier value is less than or equal to the initial underlier value but greater than or equal to the trigger value, which is equal to 80% of the initial underlier value, at maturity investors will receive the stated principal amount plus an unleveraged positive return equal to the absolute value of the percentage decline of the underlier from the initial underlier value to the final underlier value, which will effectively be limited to a positive return of 20%. However, if the final underlier value is less than the trigger value, investors will lose 1% of the stated principal amount for every 1% that the final underlier value is less than the initial underlier value. Under these circumstances, the payment at maturity will be less than 80% of the stated principal amount and could be zero. Investors may lose their entire investment in the Trigger PLUS. The Trigger PLUS are for investors who seek a commodity exchange-traded fund-based return and who are willing to risk their principal and forgo current income and upside above the maximum upside payment at maturity in exchange for the upside leverage feature, which applies to a limited range of positive performance of the underlier, and the absolute value return feature, which applies only if the final underlier value is less than the initial underlier value but greater than or equal to the trigger value. The Trigger PLUS are senior unsecured debt securities issued as part of Royal Bank of Canada’s Senior Global Medium-Term Notes, Series J program. All payments on the Trigger PLUS are subject to the credit risk of Royal Bank of Canada.

FINAL TERMS
Issuer:	Royal Bank of Canada
Underlier:	The iShares® Silver Trust (Bloomberg symbol: “SLV UP”)
Aggregate principal amount:	$10,786,000
Stated principal amount:	$1,000 per Trigger PLUS
Pricing date:	January 16, 2026
Original issue date:	January 22, 2026
Valuation date:*	April 30, 2027
Maturity date:*	May 5, 2027
Payment at maturity:

You will receive on the maturity date a cash payment per Trigger PLUS determined as follows:

•

If the final underlier value is greater than the initial underlier value:

the lesser of (a) $1,000 + ($1,000 × underlier return × leverage factor) and (b) maximum upside payment at maturity

•

If the final underlier value is less than or equal to the initial underlier value but greater than or equal to the trigger value:

$1,000 + (-1 × $1,000 × underlier return)

In this scenario, you will receive a positive return on the Trigger PLUS equal to the absolute value of the underlier return, even though the underlier return is negative. In no event will this return exceed 20%.

•

If the final underlier value is less than the trigger value:

$1,000 + ($1,000 × underlier return)

Under these circumstances, the payment at maturity will be less than 80% of the stated principal amount. You will lose more than 20% and possibly all of the stated principal amount if the final underlier value is less than the trigger value.

Maximum upside payment at maturity:	$1,600.00 per Trigger PLUS (160.00% of the stated principal amount)
Leverage factor:	200% (applicable only if the final underlier value is greater than the initial underlier value)
Underlier return:	(final underlier value – initial underlier value) / initial underlier value
Trigger value:	$64.82, which is 80% of the initial underlier value (rounded to two decimal places)
Initial underlier value:	$81.02, which was the closing value of the underlier on the pricing date
Final underlier value:	The closing value of the underlier on the valuation date
CUSIP / ISIN:	78017PZN4 / US78017PZN40
Listing:	The Trigger PLUS will not be listed on any securities exchange.
Agent:	RBC Capital Markets, LLC (“RBCCM”)
Commissions and issue price:	Price to public	Agent’s commissions	Proceeds to issuer
Per Trigger PLUS	$1,000.00	$17.50(1) $5.00(2)	$977.50
Total	$10,786,000	$242,685	$10,543,315

(1) RBCCM, acting as agent for Royal Bank of Canada, will receive a fee of $22.50 per Trigger PLUS and will pay to Morgan Stanley Wealth Management (“MSWM”) a fixed sales commission of $17.50 for each Trigger PLUS. See “Supplemental Plan of Distribution (Conflicts of Interest)” below.

(2) Of the amount received by RBCCM, acting as agent for Royal Bank of Canada, RBCCM will pay MSWM a structuring fee of $5.00 for each Trigger PLUS.

* Subject to postponement. See “General Terms of the Notes—Postponement of a Determination Date” and “General Terms of the Notes—Postponement of a Payment Date” in the accompanying product supplement.

The initial estimated value of the Trigger PLUS determined by us as of the pricing date, which we refer to as the initial estimated value, is $960.83 per Trigger PLUS and is less than the public offering price of the Trigger PLUS. The market value of the Trigger PLUS at any time will reflect many factors, cannot be predicted with accuracy and may be less than this amount. We describe the determination of the initial estimated value in more detail below.

An investment in the Trigger PLUS involves certain risks. See “Risk Factors” beginning on page 7 of this document and “Risk Factors” in the accompanying prospectus, prospectus supplement and product supplement.

You should read this document together with the documents listed below, each of which can be accessed via the hyperlinks below, before you decide to invest. Please also see “Additional Information about the Trigger PLUS” in this document.

Prospectus dated December 20, 2023	Prospectus Supplement dated December 20, 2023	Underlying Supplement No. 1A dated May 16, 2024	Product Supplement No. 1B dated July 22, 2025

None of the Securities and Exchange Commission (the “SEC”), any state securities commission or any other regulatory body has approved or disapproved of the Trigger PLUS or passed upon the adequacy or accuracy of this document. Any representation to the contrary is a criminal offense. The Trigger PLUS will not constitute deposits insured by the Canada Deposit Insurance Corporation, the U.S. Federal Deposit Insurance Corporation or any other Canadian or U.S. governmental agency or instrumentality. The Trigger PLUS are not bail-inable notes and are not subject to conversion into our common shares under subsection 39.2(2.3) of the Canada Deposit Insurance Corporation Act.

Dual Directional Trigger PLUS Based on the Performance of the iShares® Silver Trust due May 5, 2027

Dual Directional Trigger Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

Investment Summary

Dual Directional Trigger Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

The Dual Directional Trigger PLUS Based on the Performance of the iShares® Silver Trust due May 5, 2027 (the “Trigger PLUS”) can be used:

▪	As an alternative to direct exposure to the underlier that enhances returns for a certain range of positive performance of the underlier, subject to the maximum upside payment at maturity

▪	To obtain an unleveraged positive return for a limited range of negative performance of the underlier

▪	To enhance returns and potentially outperform the underlier in a moderately bullish or moderately bearish scenario

▪	To achieve similar levels of upside exposure to the underlier as a direct investment, subject to the maximum upside payment at maturity, while using fewer dollars by taking advantage of the leverage factor

▪	To provide an unleveraged positive return in the event of a decline of the underlier from the pricing date to the valuation date, but only if the final underlier value is greater than or equal to the trigger value

If the final underlier value is less than the trigger value, at maturity the Trigger PLUS are exposed on a 1:1 basis to the negative performance of the underlier.

Maturity:	Approximately 15.5 months
Leverage factor:	200% (applicable only if the final underlier value is greater than the initial underlier value)
Trigger value:	80% of the initial underlier value
Maximum upside payment at maturity:	$1,600.00 per Trigger PLUS (160.00% of the stated principal amount)
Minimum payment at maturity:	None. Investors may lose their entire initial investment in the Trigger PLUS.
Interest:	None

Key Investment Rationale

Investors may lose their entire investment in the Trigger PLUS. The Trigger PLUS are for investors who seek a commodity exchange-traded fund-based return and who are willing to risk their principal and forgo current income and upside above the maximum upside payment at maturity in exchange for the upside leverage feature, which applies to a limited range of positive performance of the underlier, and the absolute value return feature, which applies only if the final underlier value is less than the initial underlier value but greater than or equal to the trigger value.

Leveraged Upside Performance	The Trigger PLUS offer investors an opportunity to capture enhanced returns for a certain range of positive performance of the underlier relative to a direct investment in the underlier.
Absolute Return Feature	The Trigger PLUS enable investors to obtain an unleveraged positive return at maturity if the final underlier value is less than the initial underlier value but greater than or equal to the trigger value.
Upside Scenario if the Underlier Appreciates	The final underlier value is greater than the initial underlier value. In this case, at maturity, we will pay the stated principal amount of $1,000 plus a return equal to 200% of the underlier return, subject to the maximum upside payment at maturity of $1,600.00 per Trigger PLUS (160.00% of the stated principal amount).

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Principal at Risk Securities

Absolute Return Scenario	The final underlier value is less than or equal to the initial underlier value but greater than or equal to the trigger value. In this case, at maturity, we will pay the stated principal amount of $1,000 per Trigger PLUS plus a return equal to the absolute value of the underlier return. For example, if the final underlier value is 5% less than the initial underlier value, the Trigger PLUS will provide a total positive return of 5% at maturity. The maximum return you may receive in this scenario is a positive 20% return at maturity.
Downside Scenario	The final underlier value is less than the trigger value. In this case, at maturity, we will pay less than 80% of the stated principal amount and the percentage loss of the stated principal amount will be equal to the percentage decrease from the initial underlier value to the final underlier value. There is no minimum payment at maturity.

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Additional Information

You should read this document together with the prospectus dated December 20, 2023, as supplemented by the prospectus supplement dated December 20, 2023, relating to our Senior Global Medium-Term Notes, Series J, of which the Trigger PLUS are a part, the underlying supplement no. 1A dated May 16, 2024 and the product supplement no. 1B dated July 22, 2025. This document, together with these documents, contains the terms of the Trigger PLUS and supersedes all other prior or contemporaneous oral statements as well as any other written materials, including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours.

We have not authorized anyone to provide any information or to make any representations other than those contained or incorporated by reference in this document and the documents listed below. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. These documents are an offer to sell only the Trigger PLUS offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in each such document is current only as of its date.

If the information in this document differs from the information contained in the documents listed below, you should rely on the information in this document.

You should carefully consider, among other things, the matters set forth in “Risk Factors” in this document and the documents listed below, as the Trigger PLUS involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the Trigger PLUS.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Prospectus dated December 20, 2023:

https://www.sec.gov/Archives/edgar/data/1000275/000119312523299520/d645671d424b3.htm

•	Prospectus Supplement dated December 20, 2023:

https://www.sec.gov/Archives/edgar/data/1000275/000119312523299523/d638227d424b3.htm

•	Underlying Supplement No. 1A dated May 16, 2024:

https://www.sec.gov/Archives/edgar/data/1000275/000095010324006773/dp211259_424b2-us1a.htm

•	Product Supplement No. 1B dated July 22, 2025:

https://www.sec.gov/Archives/edgar/data/1000275/000095010325009131/dp231901_424b2-opsn1b.htm

Our Central Index Key, or CIK, on the SEC website is 1000275. As used in this document, “Royal Bank of Canada,” the “Bank,” “we,” “our” and “us” mean only Royal Bank of Canada.

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How the Trigger PLUS Work

Payoff Diagram

The payoff diagram below illustrates the payment at maturity on the Trigger PLUS based on the following terms:

Stated principal amount:	$1,000 per Trigger PLUS
Leverage factor:	200% (applicable only if the final underlier value is greater than the initial underlier value)
Trigger value:	80% of the initial underlier value
Maximum upside payment at maturity:	$1,600.00 per Trigger PLUS (160.00% of the stated principal amount)
Minimum payment at maturity:	None

Trigger PLUS Payoff Diagram

■ The Trigger PLUS	■ The Underlier

Scenario Analysis

▪	Upside Scenario. If the final underlier value is greater than the initial underlier value, then at maturity investors would receive the $1,000 stated principal amount plus a return reflecting 200% of the appreciation of the underlier from the initial underlier value to the final underlier value, subject to the maximum upside payment at maturity. Under the terms of the Trigger PLUS, investors would realize the maximum upside payment at maturity at a final underlier value of 130.00% of the initial underlier value.

▪	If the underlier appreciates 3%, at maturity investors would receive a return of 6%, or $1,060.00 per Trigger PLUS (106.00% of the stated principal amount).

▪	If the underlier appreciates 50%, at maturity investors would receive only the maximum upside payment at maturity of $1,600.00 per Trigger PLUS (160.00% of the stated principal amount).

▪	Absolute Return Scenario. If the final underlier value is less than or equal to the initial underlier value but greater than or equal to the trigger value, at maturity investors would receive the stated principal amount of $1,000 per Trigger PLUS plus a return equal to the absolute value of the underlier return. The maximum return you may receive in this scenario is a positive 20% return at maturity.

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▪	If the underlier depreciates 5%, at maturity investors would receive a return of 5%, or $1,050.00 per Trigger PLUS (105.00% of the stated principal amount).

▪	Downside Scenario. If the final underlier value is less than the trigger value, at maturity investors would receive an amount that is less than 80% of the $1,000 stated principal amount and that reflects a 1% loss of principal for each 1% decline in the underlier. Investors may lose their entire initial investment in the Trigger PLUS.

▪	If the underlier depreciates 50%, at maturity investors would lose 50% of their principal and receive only $500.00 per Trigger PLUS (50% of the stated principal amount).

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Risk Factors

An investment in the Trigger PLUS involves significant risks. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the Trigger PLUS. Some of the risks that apply to an investment in the Trigger PLUS are summarized below, but we urge you to read also the “Risk Factors” sections of the accompanying prospectus, prospectus supplement and product supplement. You should not purchase the Trigger PLUS unless you understand and can bear the risks of investing in the Trigger PLUS.

Risks Relating to the Terms and Structure of the Trigger PLUS

▪	The Trigger PLUS do not pay interest or guarantee return of principal. The terms of the Trigger PLUS differ from those of ordinary debt securities in that the Trigger PLUS do not pay interest or guarantee payment of the stated principal amount at maturity. Instead, if the final underlier value is less than the trigger value, which is 80% of the initial underlier value, the payment at maturity will be an amount in cash that is less than the $1,000 stated principal amount of each Trigger PLUS by a percentage equal to the percentage decrease from the initial underlier value to the final underlier value. There is no minimum payment at maturity on the Trigger PLUS, and, accordingly, you could lose your entire initial investment in the Trigger PLUS.

▪	The appreciation potential of the Trigger PLUS is limited by the maximum upside payment at maturity. The appreciation potential of the Trigger PLUS is limited by the maximum upside payment at maturity of $1,600.00 per Trigger PLUS, or 160.00% of the stated principal amount. Although the leverage factor provides 200% exposure to any increase in the final underlier value as compared to the initial underlier value, because the payment at maturity will be limited to 160.00% of the stated principal amount, any increase in the final underlier value over the initial underlier value by more than 30.00% will not further increase the return on the Trigger PLUS.

▪	Your potential for a positive return from depreciation of the underlier is limited. The absolute value return feature applies only if the final underlier value is less than the initial underlier value but greater than or equal to the trigger value, which is equal to 80% of the initial underlier value. Thus, any return potential of the Trigger PLUS in the event that the final underlier value is less than the initial underlier value is limited to 20%. Any decline in the final underlier value from the initial underlier value by more than 20% will result in a loss, rather than a positive return, on the Trigger PLUS.

▪	Your return on the Trigger PLUS may be lower than the return on a conventional debt security of comparable maturity. The return that you will receive on the Trigger PLUS, which could be negative, may be less than the return you could earn on other investments. Your investment may not reflect the full opportunity cost to you when you take into account factors that affect the time value of money, such as inflation.

▪	Payments on the Trigger PLUS are subject to our credit risk, and market perceptions about our creditworthiness may adversely affect the market value of the Trigger PLUS. The Trigger PLUS are our senior unsecured debt securities, and your receipt of any amounts due on the Trigger PLUS is dependent upon our ability to pay our obligations as they come due. If we were to default on our payment obligations, you may not receive any amounts owed to you under the Trigger PLUS and you could lose your entire investment. In addition, any negative changes in market perceptions about our creditworthiness may adversely affect the market value of the Trigger PLUS.

▪	Any payment on the Trigger PLUS will be determined based on the closing values of the underlier on the dates specified. Any payment on the Trigger PLUS will be determined based on the closing values of the underlier on the dates specified. You will not benefit from any more favorable value of the underlier determined at any other time.

▪	The U.S. federal income tax consequences of an investment in the Trigger PLUS are uncertain. There is no direct legal authority regarding the proper U.S. federal income tax treatment of the Trigger PLUS, and significant aspects of the tax treatment of the Trigger PLUS are uncertain. Moreover, the Trigger PLUS may be subject to the “constructive ownership” regime, in which case certain adverse tax consequences may apply upon your disposition of a Trigger PLUS. You should review carefully the section entitled “United States Federal Income Tax Considerations” herein, in combination with the section entitled “United States Federal Income Tax Considerations” in the accompanying product supplement, and consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the Trigger PLUS.

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Risks Relating to the Initial Estimated Value of the Trigger PLUS and the Secondary Market for the Trigger PLUS

▪	There may not be an active trading market for the Trigger PLUS; sales in the secondary market may result in significant losses. There may be little or no secondary market for the Trigger PLUS. The Trigger PLUS will not be listed on any securities exchange. RBCCM and our other affiliates may make a market for the Trigger PLUS; however, they are not required to do so and, if they choose to do so, may stop any market-making activities at any time. Because other dealers are not likely to make a secondary market for the Trigger PLUS, the price at which you may be able to trade your Trigger PLUS is likely to depend on the price, if any, at which RBCCM or any of our other affiliates is willing to buy the Trigger PLUS. Even if a secondary market for the Trigger PLUS develops, it may not provide enough liquidity to allow you to easily trade or sell the Trigger PLUS. We expect that transaction costs in any secondary market would be high. As a result, the difference between bid and ask prices for your Trigger PLUS in any secondary market could be substantial. If you sell your Trigger PLUS before maturity, you may have to do so at a substantial discount from the price that you paid for them, and as a result, you may suffer significant losses. The Trigger PLUS are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Trigger PLUS to maturity.

▪	The initial estimated value of the Trigger PLUS is less than the public offering price. The initial estimated value of the Trigger PLUS is less than the public offering price of the Trigger PLUS and does not represent a minimum price at which we, RBCCM or any of our other affiliates would be willing to purchase the Trigger PLUS in any secondary market (if any exists) at any time. If you attempt to sell the Trigger PLUS prior to maturity, their market value may be lower than the price you paid for them and the initial estimated value. This is due to, among other things, changes in the value of the underlier, the internal funding rate we pay to issue securities of this kind (which is lower than the rate at which we borrow funds by issuing conventional fixed rate debt) and the inclusion in the public offering price of the agent’s commissions, our estimated profit and the estimated costs relating to our hedging of the Trigger PLUS. These factors, together with various credit, market and economic factors over the term of the Trigger PLUS, are expected to reduce the price at which you may be able to sell the Trigger PLUS in any secondary market and will affect the value of the Trigger PLUS in complex and unpredictable ways. Assuming no change in market conditions or any other relevant factors, the price, if any, at which you may be able to sell your Trigger PLUS prior to maturity may be less than your original purchase price, as any such sale price would not be expected to include the agent’s commissions, our estimated profit or the hedging costs relating to the Trigger PLUS. In addition, any price at which you may sell the Trigger PLUS is likely to reflect customary bid-ask spreads for similar trades. In addition to bid-ask spreads, the value of the Trigger PLUS determined for any secondary market price is expected to be based on a secondary market rate rather than the internal funding rate used to price the Trigger PLUS and determine the initial estimated value. As a result, the secondary market price will be less than if the internal funding rate were used.

▪	The initial estimated value of the Trigger PLUS is only an estimate, calculated as of the pricing date. The initial estimated value of the Trigger PLUS is based on the value of our obligation to make the payments on the Trigger PLUS, together with the mid-market value of the derivative embedded in the terms of the Trigger PLUS. See “Structuring the Trigger PLUS” below. Our estimate is based on a variety of assumptions, including our internal funding rate (which represents a discount from our credit spreads), expectations as to dividends, interest rates and volatility and the expected term of the Trigger PLUS. These assumptions are based on certain forecasts about future events, which may prove to be incorrect. Other entities may value the Trigger PLUS or similar securities at a price that is significantly different than we do.

The value of the Trigger PLUS at any time after the pricing date will vary based on many factors, including changes in market conditions, and cannot be predicted with accuracy. As a result, the actual value you would receive if you sold the Trigger PLUS in any secondary market, if any, should be expected to differ materially from the initial estimated value of the Trigger PLUS.

Risks Relating to Conflicts of Interest and Our Trading Activities

▪	Hedging and trading activity by us and our affiliates could potentially adversely affect the value of the Trigger PLUS. One or more of our affiliates and/or third-party dealers expect to carry out hedging activities related to the Trigger PLUS (and possibly to other instruments linked to the underlier or the underlying asset), including trading in those assets as well as in other related instruments. Some of our affiliates also may conduct trading activities relating to the underlier on a regular basis as part of their general broker-dealer and other businesses. Any of these hedging or trading activities on or prior to the pricing date could potentially affect the initial underlier value and, therefore, could increase the value at or above which the underlier must close on the valuation date so that investors do not suffer a

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loss on their initial investment in the Trigger PLUS. Additionally, such hedging or trading activities during the term of the Trigger PLUS, including on the valuation date, could adversely affect the closing value of the underlier on the valuation date and, accordingly, the amount of cash an investor will receive at maturity, if any.

▪	Our and our affiliates’ business and trading activities may create conflicts of interest. You should make your own independent investigation of the merits of investing in the Trigger PLUS. Our and our affiliates’ economic interests are potentially adverse to your interests as an investor in the Trigger PLUS due to our and our affiliates’ business and trading activities, and we and our affiliates have no obligation to consider your interests in taking any actions that might affect the value of the Trigger PLUS. Trading by us and our affiliates may adversely affect the value of the underlier and the market value of the Trigger PLUS. See “Risk Factors—Risks Relating to Conflicts of Interest” in the accompanying product supplement.

▪	RBCCM’s role as calculation agent may create conflicts of interest. As calculation agent, our affiliate, RBCCM, will determine any values of the underlier and make any other determinations necessary to calculate any payments on the Trigger PLUS. In making these determinations, the calculation agent may be required to make discretionary judgments, including those described under “— Risks Relating to the Underlier” below. In making these discretionary judgments, the economic interests of the calculation agent are potentially adverse to your interests as an investor in the Trigger PLUS, and any of these determinations may adversely affect any payments on the Trigger PLUS. The calculation agent will have no obligation to consider your interests as an investor in the Trigger PLUS in making any determinations with respect to the Trigger PLUS.

Risks Relating to the Underlier

▪	You will not have any rights to the underlier or the silver held by the underlier. As an investor in the Trigger PLUS, you will not have voting rights or any other rights with respect to the underlier or the silver held by the underlier.

▪	Investing in the Trigger PLUS linked to the underlier is not the same as investing directly in silver. The performance of the underlier will not exactly replicate the performance of silver. The underlier is subject to management risk, which is the risk that the investment strategy for the underlier, the implementation of which is subject to a number of constraints, may not produce the intended results. The underlier does not generate any income, and because it regularly sells silver to pay for its ongoing expenses, the amount of silver represented by each share of the underlier will gradually decline over time. Additionally, there is a risk that part or all of the underlier’s holding in silver could be lost, damaged or stolen, and access to silver could be restricted due to war, terrorism, theft, natural disaster or otherwise. In addition, because the shares of the underlier are traded on a securities exchange and are subject to market supply and investor demand, the market value of one share of the underlier may differ from the net asset value per share of the underlier.

The performance of the underlier may diverge significantly from the performance of silver due to differences in trading hours between the underlier and silver or other circumstances. During periods of market volatility, silver may be unavailable in the secondary market, market participants may be unable to calculate accurately the intraday net asset value per share of the underlier and the liquidity of the underlier may be adversely affected. This kind of market volatility may also disrupt the ability of market participants to create and redeem shares in the underlier. Further, market volatility may adversely affect, sometimes materially, the prices at which market participants are willing to buy and sell shares of the underlier. As a result, under these circumstances, the market value of the underlier may vary substantially from the net asset value per share. For all of the foregoing reasons, the performance of the underlier may not correlate with silver as well as its net asset value per share of the underlier

▪	The Trigger PLUS are subject to risks associated with silver. The underlier seeks to reflect generally the performance of the price of silver, less its expenses and liabilities. The price of silver is primarily affected by global demand for and supply of silver. Silver prices can fluctuate widely and may be affected by numerous factors. These include general economic trends, increases in silver hedging activity by silver producers, significant changes in attitude by speculators and investors in silver, technical developments, substitution issues and regulation, as well as specific factors including industrial and jewelry demand, expectations with respect to the rate of inflation, the relative strength of the U.S. dollar (the currency in which the price of silver is generally quoted) and other currencies, interest rates, central bank sales, forward sales by producers, global or regional political or economic events and production costs and disruptions in major silver-producing countries, such as Mexico, China and Peru. The demand for and supply of silver affect silver prices, but not necessarily in the same manner as supply and demand affect the prices of other commodities. The supply of silver consists of a combination of new mine production and existing stocks of bullion and fabricated silver held by governments, public and private financial institutions, industrial organizations and

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private individuals. In addition, the price of silver has on occasion been subject to very rapid short-term changes due to speculative activities. From time to time, above-ground inventories of silver may also influence the market. The major end uses for silver include industrial applications, jewelry and silverware. It is not possible to predict the aggregate effect of all or any combination of these factors.

▪	Any payment on the Trigger PLUS may be postponed and adversely affected by the occurrence of a market disruption event. The timing and amount of any payment on the Trigger PLUS is subject to adjustment upon the occurrence of a market disruption event affecting the underlier. If a market disruption event persists for a sustained period, the calculation agent may make a discretionary determination of the closing value of the underlier. See “General Terms of the Notes—Reference Stocks and Funds—Market Disruption Events,” “General Terms of the Notes—Postponement of a Determination Date” and “General Terms of the Notes—Postponement of a Payment Date” in the accompanying product supplement.

▪	Adjustments to the underlier could adversely affect any payments on the Trigger PLUS. The investment adviser of the underlier may make changes to its investment strategy at any time. This could adversely affect the value of the underlier and, consequently, the value of the Trigger PLUS.

▪	Anti-dilution protection is limited, and the calculation agent has discretion to make anti-dilution adjustments. The calculation agent may in its sole discretion make adjustments affecting any amounts payable on the Trigger PLUS upon the occurrence of certain events with respect to the underlier that the calculation agent determines have a diluting or concentrative effect on the theoretical value of the underlier. However, the calculation agent might not make adjustments in response to all such events that could affect the underlier. The occurrence of any such event and any adjustment made by the calculation agent (or a determination by the calculation agent not to make any adjustment) may adversely affect the market price of, and any amounts payable on, the Trigger PLUS. See “General Terms of the Notes—Reference Stocks and Funds—Anti-dilution Adjustments” in the accompanying product supplement.

▪	Reorganization or other events could adversely affect the value of the Trigger PLUS or result in the Trigger PLUS being accelerated. If the underlier is delisted or terminated, the calculation agent may select a successor fund. In addition, upon the occurrence of certain reorganization or other events affecting the underlier, the calculation agent may make adjustments that result in payments on the Trigger PLUS being based on the performance of (i) cash, securities of another issuer and/or other property distributed to holders of the underlier upon the occurrence of that event or (ii) in the case of a reorganization event in which only cash is distributed to holders of the underlier, a substitute security, if the calculation agent elects to select one. Any of these actions could adversely affect the value of the underlier and, consequently, the value of the Trigger PLUS. Alternatively, the calculation agent may accelerate the maturity date for a payment determined by the calculation agent. Any amount payable upon acceleration could be significantly less than any amount that would be due on the Trigger PLUS if they were not accelerated. However, if the calculation agent elects not to accelerate the Trigger PLUS, the value of, and any amount payable on, the Trigger PLUS could be adversely affected, perhaps significantly. See “General Terms of the Notes—Reference Stocks and Funds—Anti-dilution Adjustments—Reorganization Events” and “General Terms of the Notes—Reference Stocks and Funds—Discontinuation of, or Adjustments to, a Fund” in the accompanying product supplement.

▪	Governmental regulatory actions, such as sanctions, could adversely affect your investment in the Trigger PLUS. Governmental regulatory actions, including, without limitation, sanctions-related actions by the U.S. or a foreign government, could prohibit or otherwise restrict persons from holding the Trigger PLUS or the underlier, or engaging in transactions in them, and any such action could adversely affect the value of the underlier. These regulatory actions could result in restrictions on the Trigger PLUS and could result in the loss of a significant portion of your initial investment in the Trigger PLUS, including if you are forced to divest the Trigger PLUS due to the government mandates, especially if such divestment must be made at a time when the value of the Trigger PLUS has declined.

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Information about the Underlier

According to publicly available information, the underlier is an investment trust sponsored by iShares Delaware Trust Sponsor LLC that seeks to reflect generally the performance of the price of silver, less expenses and liabilities. The assets of the underlier consists primarily of silver held by a custodian on behalf of the underlier. For more information about the underlier, see “Exchange-Traded Funds—The iShares® Silver Trust” in the accompanying underlying supplement.

The table below sets forth the published high and low closing values of the underlier for each quarter in the period from January 4, 2021 through January 16, 2026. The graph below sets forth the daily closing values of the underlier for that period. We obtained the information in the table and graph below from Bloomberg Financial Services, without independent verification. You should not take the historical performance of the underlier as an indication of its future performance, and no assurance can be given as to the value of the underlier on the valuation date.

Information as of market close on January 16, 2026:

Bloomberg Ticker Symbol:	SLV UP	52 Weeks Ago:	$28.04
Current Underlier Value:	$81.02	52 Week High:	$84.56
		52 Week Low:	$27.08

The iShares® Silver Trust	High($)	Low($)
2021
First Quarter	26.76	22.26
Second Quarter	26.19	23.04
Third Quarter	24.55	19.95
Fourth Quarter	23.42	20.30
2022
First Quarter	24.45	20.51
Second Quarter	23.87	18.64
Third Quarter	19.17	16.38
Fourth Quarter	22.23	16.81
2023
First Quarter	22.33	18.40
Second Quarter	23.94	20.53
Third Quarter	23.10	20.34
Fourth Quarter	23.33	19.25
2024
First Quarter	23.29	20.20
Second Quarter	29.27	22.86
Third Quarter	29.38	24.33
Fourth Quarter	31.74	26.33
2025
First Quarter	31.32	26.93
Second Quarter	33.74	27.08
Third Quarter	42.50	32.73
Fourth Quarter	71.12	42.40
2026
First Quarter (through January 16, 2026)	84.56	65.75

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The iShares® Silver Trust – Historical Closing Values January 4, 2021 to January 16, 2026

The red line in the graph above represents the trigger value.

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Additional Information about the Trigger PLUS

Please read this information in conjunction with the summary terms on the front cover of this document.

Additional Provisions
Minimum ticketing size:	$1,000 / 1 Trigger PLUS
Trustee:	The Bank of New York Mellon
Calculation agent:	RBCCM
Use of proceeds and hedging:	The net proceeds from the sale of the Trigger PLUS will be used as described under “Use of Proceeds” in the accompanying prospectus supplement and prospectus and to hedge market risks of Royal Bank of Canada associated with its obligation to make the payment at maturity on the Trigger PLUS. The initial public offering price of the Trigger PLUS includes the underwriting discount and commission and the estimated cost of hedging our obligations under the Trigger PLUS.

United States Federal Income Tax Considerations

You should review carefully the section in the accompanying product supplement entitled “United States Federal Income Tax Considerations.” The following discussion, when read in combination with that section, constitutes the full opinion of our counsel, Davis Polk & Wardwell LLP, regarding the material U.S. federal income tax consequences of owning and disposing of the Trigger PLUS.

Generally, this discussion assumes that you purchased the Trigger PLUS for cash in the original issuance at the stated issue price and does not address other circumstances specific to you, including consequences that may arise due to any other investments relating to the underlier. You should consult your tax adviser regarding the effect any such circumstances may have on the U.S. federal income tax consequences of your ownership of a Trigger PLUS.

In the opinion of our counsel, it is reasonable to treat the Trigger PLUS for U.S. federal income tax purposes as prepaid financial contracts that are “open transactions,” as described in the section entitled “United States Federal Income Tax Considerations—Tax Consequences to U.S. Holders—Notes Treated as Prepaid Financial Contracts that are Open Transactions” in the accompanying product supplement. There is uncertainty regarding this treatment, and the Internal Revenue Service (the “IRS”) or a court might not agree with it. A different tax treatment could be adverse to you. Generally, if this treatment is respected, subject to the potential application of the “constructive ownership” regime discussed below, (i) you should not recognize taxable income or loss prior to the taxable disposition of your Trigger PLUS (including upon maturity or an earlier redemption, if applicable) and (ii) the gain or loss on your Trigger PLUS should be treated as short-term capital gain or loss unless you have held the Trigger PLUS for more than one year, in which case your gain or loss should be treated as long-term capital gain or loss.

Even if the treatment of the Trigger PLUS as prepaid financial contracts is respected, purchasing a Trigger PLUS could be treated as entering into a “constructive ownership transaction” within the meaning of Section 1260 of the Internal Revenue Code (“Section 1260”). In that case, all or a portion of any long-term capital gain you would otherwise recognize upon the taxable disposition of the Trigger PLUS would be recharacterized as ordinary income to the extent such gain exceeded the “net underlying long-term capital gain” as defined in Section 1260. Any long-term capital gain recharacterized as ordinary income would be treated as accruing at a constant rate over the period you held the Trigger PLUS, and you would be subject to a notional interest charge in respect of the deemed tax liability on the income treated as accruing in prior tax years. Due to the lack of direct legal authority, our counsel is unable to opine as to whether or how Section 1260 applies to the Trigger PLUS.

We do not plan to request a ruling from the IRS regarding the treatment of the Trigger PLUS. An alternative characterization of the Trigger PLUS could materially and adversely affect the tax consequences of ownership and disposition of the Trigger PLUS, including the timing and character of income recognized. In addition, the U.S. Treasury Department and the IRS have requested comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar financial instruments and have indicated that such transactions may be the subject of future regulations or other guidance. Furthermore, members of Congress have proposed legislative changes to the tax treatment of derivative contracts. Any legislation, Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Trigger PLUS, possibly with retroactive effect.

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Non-U.S. Holders. As discussed under “United States Federal Income Tax Considerations—Tax Consequences to Non-U.S. Holders—Dividend Equivalents under Section 871(m) of the Code” in the accompanying product supplement, Section 871(m) of the Internal Revenue Code and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% withholding tax on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities or indices that include U.S. equities. The Treasury regulations, as modified by an IRS notice, exempt financial instruments issued prior to January 1, 2027 that do not have a “delta” of one. Based on certain determinations made by us, our counsel is of the opinion that Section 871(m) should not apply to the Trigger PLUS with regard to Non-U.S. Holders. Our determination is not binding on the IRS, and the IRS may disagree with this determination.

We will not be required to pay any additional amounts with respect to U.S. federal withholding taxes.

You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the Trigger PLUS, including possible alternative treatments and the potential application of the “constructive ownership” regime, as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Canadian Federal Income Tax Consequences

You should read carefully the description of material Canadian federal income tax considerations relevant to a Non-resident Holder owning debt securities under “Supplemental Discussion of Canadian Tax Consequences” in the accompanying product supplement.

Supplemental Plan of Distribution (Conflicts of Interest)

Pursuant to the terms of a distribution agreement, RBCCM, an affiliate of Royal Bank of Canada, will purchase the Trigger PLUS from Royal Bank of Canada for distribution to MSWM. RBCCM will act as agent for the Trigger PLUS and will receive the fee specified on the front cover of this document and will pay to MSWM a fixed sales commission for each of the Trigger PLUS they sell as specified on the front cover of this document. Of the fee received by RBCCM, RBCCM will pay MSWM a structuring fee for each Trigger PLUS as specified on the front cover of this document. The costs included in the original issue price of the Trigger PLUS will include a fee paid by RBCCM to LFT Securities, LLC, an entity in which an affiliate of MSWM has an ownership interest, for providing certain electronic platform services with respect to this offering.

MSWM may reclaim selling concessions allowed to individual brokers within MSWM in connection with the offering if, within 30 days of the offering, Royal Bank of Canada repurchases the Trigger PLUS distributed by such brokers.

The value of the Trigger PLUS shown on your account statement may be based on RBCCM’s estimate of the value of the Trigger PLUS if RBCCM or another of our affiliates were to make a market in the Trigger PLUS (which it is not obligated to do). That estimate will be based on the price that RBCCM may pay for the Trigger PLUS in light of then-prevailing market conditions, our creditworthiness and transaction costs. For an initial period of approximately seven months after the original issue date, the value of the Trigger PLUS that may be shown on your account statement is expected to be higher than RBCCM’s estimated value of the Trigger PLUS at that time. This is because the estimated value of the Trigger PLUS will not include the agent’s commission and our hedging costs and profits; however, the value of the Trigger PLUS shown on your account statement during that period is initially expected to be a higher amount, reflecting the addition of the agent’s commission and our estimated costs and profits from hedging the Trigger PLUS. This excess is expected to decrease over time until the end of this period, and we reserve the right to shorten this period. After this period, if RBCCM repurchases your Trigger PLUS, it expects to do so at prices that reflect its estimated value.

RBCCM or another of its affiliates or agents may use this document in market-making transactions after the initial sale of the Trigger PLUS, but is under no obligation to do so and may discontinue any market-making activities at any time without notice. Unless RBCCM or its agent informs the purchaser otherwise in the confirmation of sale, this document is being used in a market-making transaction.

For additional information about the settlement cycle of the Trigger PLUS, see “Plan of Distribution” in the accompanying prospectus. For additional information as to the relationship between us and RBCCM, see the section “Plan of Distribution—Conflicts of Interest” in the accompanying prospectus.

Structuring the Trigger PLUS

The Trigger PLUS are our debt securities. As is the case for all of our debt securities, including our structured notes, the economic terms of the Trigger PLUS reflect our actual or perceived creditworthiness. In addition, because structured notes result in increased operational, funding and liability management costs to us, we typically borrow the funds under structured

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notes at a rate that is lower than the rate that we might pay for a conventional fixed or floating rate debt security of comparable maturity. The lower internal funding rate, the agent’s commission and the hedging-related costs relating to the Trigger PLUS reduce the economic terms of the Trigger PLUS to you and result in the initial estimated value for the Trigger PLUS being less than their public offering price. Unlike the initial estimated value, any value of the Trigger PLUS determined for purposes of a secondary market transaction may be based on a secondary market rate, which may result in a lower value for the Trigger PLUS than if our initial internal funding rate were used.

In order to satisfy our payment obligations under the Trigger PLUS, we may choose to enter into certain hedging arrangements (which may include call options, put options or other derivatives) with RBCCM and/or one of our other subsidiaries. The terms of these hedging arrangements take into account a number of factors, including our creditworthiness, interest rate movements, volatility and the tenor of the Trigger PLUS. The economic terms of the Trigger PLUS and the initial estimated value depend in part on the terms of these hedging arrangements.

See “Risk Factors—Risks Relating to the Initial Estimated Value of the Trigger PLUS and the Secondary Market for the Trigger PLUS—The initial estimated value of the Trigger PLUS is less than the public offering price” above.

Validity of the Trigger PLUS

In the opinion of Norton Rose Fulbright Canada LLP, as Canadian counsel to the Bank, the issue and sale of the Trigger PLUS has been duly authorized by all necessary corporate action of the Bank in conformity with the indenture, and when the Trigger PLUS have been duly executed, authenticated and issued in accordance with the indenture and delivered against payment therefor, the Trigger PLUS will be validly issued and, to the extent validity of the Trigger PLUS is a matter governed by the laws of the Province of Ontario or Québec, or the federal laws of Canada applicable therein, will be valid obligations of the Bank, subject to the following limitations: (i) the enforceability of the indenture may be limited by the Canada Deposit Insurance Corporation Act (Canada), the Winding-up and Restructuring Act (Canada) and bankruptcy, insolvency, reorganization, receivership, moratorium, arrangement or winding-up laws or other similar laws of general application affecting the enforcement of creditors’ rights generally; (ii) the enforceability of the indenture is subject to general equitable principles, including the principle that the availability of equitable remedies, such as specific performance and injunction, may only be granted at the discretion of a court of competent jurisdiction; (iii) under applicable limitations statutes generally, including that the enforceability of the indenture will be subject to the limitations contained in the Limitations Act, 2002 (Ontario), and such counsel expresses no opinion as to whether a court may find any provision of the indenture to be unenforceable as an attempt to vary or exclude a limitation period under such applicable limitations statutes; (iv) rights to indemnity and contribution under the Trigger PLUS or the indenture which may be limited by applicable law; and (v) courts in Canada are precluded from giving a judgment in any currency other than the lawful money of Canada and such judgment may be based on a rate of exchange in existence on a day other than the day of payment, as prescribed by the Currency Act (Canada). This opinion is given as of the date hereof and is limited to the laws of the Provinces of Ontario and Québec and the federal laws of Canada applicable therein. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and the genuineness of signatures and to such counsel’s reliance on the Bank and other sources as to certain factual matters, all as stated in the opinion letter of such counsel dated December 20, 2023, which has been filed as Exhibit 5.3 to the Bank’s Form 6-K filed with the SEC dated December 20, 2023. References to the “indenture” in this paragraph mean the Indenture as defined in the opinion of Norton Rose Fulbright Canada LLP dated December 20, 2023, as further amended and supplemented by the sixth supplemental indenture dated as of July 23, 2024.

In the opinion of Davis Polk & Wardwell LLP, as special United States products counsel to the Bank, when the Trigger PLUS offered by this pricing supplement have been issued by the Bank pursuant to the indenture, the trustee has made, in accordance with the indenture, the appropriate notation to the master note evidencing such Trigger PLUS (the “master note”), and such Trigger PLUS have been delivered against payment as contemplated herein, such Trigger PLUS will be valid and binding obligations of the Bank, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith) and possible judicial or regulatory actions or applications giving effect to governmental actions or foreign laws affecting creditors’ rights, provided that such counsel expresses no opinion as to (i) the enforceability of any waiver of rights under any usury or stay law or (ii) the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date hereof and is limited to the laws of the State of New York. Insofar as the foregoing opinion involves matters governed by the laws of the Provinces of Ontario and Québec and the federal laws of Canada, you have received, and we understand that you are relying upon, the opinion of Norton Rose Fulbright Canada LLP, Canadian counsel for the Bank, set forth above. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and the authentication of the master note and the validity, binding nature and enforceability of the indenture with respect to the trustee, all as stated in the opinion of Davis Polk & Wardwell LLP dated May

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16, 2024, which has been filed as an exhibit to the Bank’s Form 6-K filed with the SEC on May 16, 2024. References to the “indenture” in this paragraph mean the Indenture as defined in the opinion of Davis Polk & Wardwell LLP dated May 16, 2024, as further amended and supplemented by the sixth supplemental indenture dated as of July 23, 2024.

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